Exhibit 21

Video Display Corporation

Subsidiary Companies

VDC Display Systems, Inc

5155 W. King Street

Cocoa, Florida 32926

AYON CyberSecurity, Inc.

2350 Commerce Park Drive

Palm Bay, Florida 32905

Teltron Technologies, Inc.

1868 Tucker Industrial Road

Tucker, Georgia 30084

Lexel Imaging Systems

510 Henry Clay Blvd.

Lexington, Kentucky 40505

AYON Visual Solutions

1868 Tucker Industrial Rd.

Tucker, Georgia 30084

Unicomp GA, LLC

510 Henry Clay Blvd.

Lexington, Kentucky 40505